EXHIBIT 10.2

SECOND AMENDMENT TO AMENDED AND RESTATED

THE CHEESECAKE FACTORY INCORPORATED EXECUTIVE SAVINGS PLAN

This Second Amendment to the amended and restated The Cheesecake Factory Incorporated Executive Savings Plan (the “Second Amendment”) is effective April 1, 2010.

A.    RECITALS

1.     The Cheesecake Factory Incorporated, a Delaware corporation (“Company”) established an unfunded deferred compensation plan, entitled “The Cheesecake Factory Executive Savings Plan”, effective October 1, 1999 (the “1999 Plan”), to provide supplemental retirement income benefits for a select group of management who are considered highly compensated employees, through deferrals of salary and bonuses, and through discretionary Company contributions. The 1999 Plan was amended by a First Amendment, effective December 1, 2000; a Second Amendment, effective October 1, 2001; a Third Amendment, effective January 1, 2003; a Fourth Amendment, effective October 1, 2004; and a Fifth Amendment, effective January 1, 2005.

2.     On July 23, 2008, the Company amended and restated the 1999 Plan so that the provisions of Exhibit A to the Plan would apply only to any elective deferrals and Company Contribution Amounts contributed or vested on or before December 31, 2004 (“Plan A”) and that the provisions of Exhibit B to the Plan would apply only to any elective deferrals and Company Contribution Amounts contributed or vested on or after January 1, 2005 (“Plan B”). The amended and restated 1999 Plan, collectively with  Plan A and Plan B, is hereafter referred to as the “Restated Plan.”

3.     On January 1, 2009, the Company amended the Restated Plan by the First Amendment to Amended and Restated The Cheesecake Factory Incorporated Executive Saving Plan to provide the following with respect to Plan B only: (i) clarification that the vested portion of Company Contributions may be included with Scheduled Distributions and Unforeseeable Emergency Withdrawals; (ii) an Investment Alternative designation filed by a Participant will become effective according to rules adopted by the Committee; and, (iii) a Participant may not elect to receive a Scheduled Distribution earlier than the second Plan Year after the Plan Year to which such an election applies.

4.     The Company now desires to further amend the Restated Plan as follows: (i) so that requested changes made to Investment Alternatives under Plan A and Plan B will become effective as soon as administratively feasible following such request; and (ii) to clarify that an Unforeseeable Emergency under Plan B shall mean an unforeseeable emergency within the meaning of Treasury Regulation § 1.409A-3(i)(3).

5.     Unless if otherwise defined in this Second Amendment, all capitalized terms shall have the meaning given such term in the Restated Plan.

6.     The Restated Plan as amended by this Second Amendment is hereafter referred to as the “Plan.”

B.    AMENDMENT

I.                                         Plan A is hereby amended as follows:

1. The second paragraph of Section 3.3(a) is deleted in its entirety and is replaced with the following:

“In making the designation pursuant to this Section 3.3, the Participant may specify that all or any multiple of the aggregate of amounts deferred and Company Contribution Amounts (in a whole-number percentage of at least 1%) be deemed to be invested in an Investment Alternative. A Participant may change the designation made under this Section 3.3 by filing an election, in the manner approved by the Committee. Such change will be effective as soon as administratively feasible following the day of such request.  Any change of designation shall specify that all or any multiple of the aggregate amounts covered by the designation being changed (in a whole-number percentage if at least one percent (1%)) are deemed to be invested in another Investment Alternative. If a Participant fails to elect an Investment Alternative under this Section 3.3, he or she shall be deemed to have elected an Investment Alternative designated by the Committee on the Investment Alternative designation form provided to the Participant. The Committee may adopt such further rules applicable to a Participant’s designation or change of designation of Investment Alternatives.”

II.                                     Plan B is hereby amended as follows:

1.               Section 1.2(qq) is deleted in its entirety and is replaced with the following new Section 1.2(qq):

“(qq) Unforeseeable Emergency shall mean an “unforeseeable emergency” within the meaning of Treasury Regulation § 1.409A-3(i)(3).”

2.               Section 3.3(b) is deleted in its entirety and is replaced with the following new Section 3.3(b):

“In making the designation pursuant to Section 3.3(a), the Participant may specify that all or any multiple of the aggregate of Salary, Bonus and/or Director’s Fees deferred and Company Contribution, if any, (in a whole-number percentage of at least 1%) be deemed to be invested in an Investment Alternative.  A Participant may change the Investment Alternatives designation made under this Section 3.3 by requesting a change with the Plan Administrator, in the manner approved by the Plan Administrator. Such change will be effective as soon as administratively feasible following the day of such request. Any change of Investment Alternatives designation shall specify that all or any multiple of the aggregate amounts covered by the designation being changed (in a whole-number percentage of at least one percent (1%)) are deemed to be invested in another Investment Alternative.  To the extent a Participant fails to elect an Investment Alternative under this Section 3.3, he or she shall be deemed to have elected an Investment Alternative previously designated by the Committee as the default Investment Alternative for all Participants who fail to elect an Investment Alternative.  The Committee may adopt further rules applicable to a Participant’s designation or change of designation of Investment Alternatives.

Except as herein modified, all other terms and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed as of the date indicated below.

The Cheesecake Factory Incorporated

By:	/s/ DAVID OVERTON
David Overton

Its:	Chief Executive Officer

Date: